Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of the 27 day of June, 2013, among Hanger, Inc. (formerly known as Hanger Orthopedic Group, Inc.), a Delaware corporation (the “Company”), Accelerated Care Plus Leasing, Inc., a Delaware corporation, Barth Orthotic and Prosthetic Services, Inc., an Illinois corporation, BioConcepts, Inc., an Illinois corporation, East Coast Orthotics, Inc., a Florida corporation, Faith Prosthetic-Orthotic Services, Inc., a North Carolina corporation, Gadsden Limb & Brace Inc., an Alabama corporation, Genesis Medical Group, LLC, an Oregon limited liability company, Great Plains Orthotics & Prosthetics, Inc., an Iowa corporation, Innovative Prosthetic Care Tupelo, LLC, a Mississippi limited liability company, Innovative Prosthetic Care, Inc., a Mississippi corporation, Karsten Prosthetic Laboratories, Inc., a Colorado corporation, Mississippi Artificial Limb & Brace, LLC, a Mississippi limited liability company, Missoula Orthotics and Prosthetics Laboratories, Inc., a Montana corporation, MK Prosthetic & Orhtotic Services, Inc., a Texas corporation, Nascott, Inc., a Delaware corporation, OrPro, Inc., a California corporation, Ortho-Medical Products, Inc., a New York corporation, Orthotic & Prosthetic Technologies, Inc., a Texas corporation, Plattner Orthopedic Company, an Illinois corporation, Prosthetic Care of Anderson, L.L.C., a South Carolina limited liability company, Prosthetic Care, Inc., a South Carolina corporation, Rainier Surgical Incorporated, a Washington corporation, SCOPe Orthotics & Prosthetics, Inc., a California corporation, and US Orthotics & Prosthetics, Inc., a Virginia corporation (collectively, the “Guaranteeing Subsidiaries”), and Wilmington Trust Company, as Trustee (the “Trustee”), under the Indenture referred to below.

W  I  T  N  E  S  S  E  T  H

WHEREAS, the Company and the subsidiary guarantors listed on the signature pages thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 2, 2010, providing for the issuance of an aggregate principal amount of up to $200,000,000 of 7 1/8% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      Agreement to Guarantee.  The Guaranteeing Subsidiaries hereby agree, jointly and severally with all existing Subsidiary Guarantors, to unconditionally guarantee the Company’s Obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.                                      Execution and Delivery.  The Guaranteeing Subsidiaries agree that the Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.                                      No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder or agent of any of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company or the Guaranteeing Subsidiaries under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

5.                                      Ratification of Indenture and Notation of Guarantee; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture, the Notation of Guarantee, dated as of November 2, 2010, the Notation of Guarantee, dated as of December 13, 2010, and the Notation of Guarantee, dated as of February 15, 2011, each among the subsidiary guarantors listed on the respective signature pages thereto, are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.                                      New York Law to Govern.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.                                      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.                                      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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9.                                      The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:

Hanger, Inc.

By:	/s/ Thomas E. Hartman
	Name:	Thomas E. Hartman
	Title:	Vice President, General Counsel and Assistant Secretary

GUARANTEEING SUBSIDIARIES:

Accelerated Care Plus Leasing, Inc.
Barth Orthotic and Prosthetic Services, Inc.
BioConcepts, Inc.
East Coast Orthotics, Inc.
Faith Prosthetic-Orthotic Services, Inc.
Gadsden Limb & Brace Inc.
Genesis Medical Group, LLC
Great Plains Orthotics & Prosthetics, Inc.
Innovative Prosthetic Care Tupelo, LLC
Innovative Prosthetic Care, Inc.
Karsten Prosthetic Laboratories, Inc.
Mississippi Artificial Limb & Brace, LLC
Missoula Orthotics and Prosthetics Laboratories, Inc.
MK Prosthetic & Orhtotic Services, Inc.
Nascott, Inc.
OrPro, Inc.
Ortho-Medical Products, Inc.
Orthotic & Prosthetic Technologies, Inc.
Plattner Orthopedic Company
Prosthetic Care of Anderson, L.L.C.
Prosthetic Care, Inc.
Rainier Surgical Incorporated
SCOPe Orthotics & Prosthetics, Inc.
US Orthotics & Prosthetics, Inc.

By:	/s/ Thomas E. Hartman
	Name:	Thomas E. Hartman
	Title:	Vice President, General Counsel and Assistant Secretary

Third Supplemental Indenture

(Hanger, Inc.)

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TRUSTEE:

Wilmington Trust Company, as Trustee

By:	/s/ W. Thomas Morris, II
Name: W. Thomas Morris, II
Title: Vice President

Third Supplemental Indenture

(Hanger, Inc.)

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